Exhibit 12.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

December 11, 2024

Fundrise Equity REIT, LLC c/o Fundrise, LLC 11 Dupont Circle NW, 9th Floor Washington, D.C. 20036
Re:	Securities Qualified under Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to you in connection with your December 11, 2024 filing with the Securities and Exchange Commission of an Offering Statement on Form 1-A (as amended or supplemented, the “Offering Statement”) pursuant to Rule 252 of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the qualification of the Offering Statement and the proposed issuance by Fundrise Equity REIT, LLC, a Delaware limited liability company (the “Company”), of up to $73,285,467 of the Company’s common shares representing limited liability company interests of the Company (the “Shares”). The Shares are being issued to the shareholders of Fundrise eFund, LLC (the “eFund”), in connection with, and contingent upon, the merger contemplated by that certain Agreement and Plan of Merger by and between the Company and eFund, which we have assumed will be executed by the parties thereto substantially in the form that is included as Exhibit 6.6 to the Offering Statement (the “Merger Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware Limited Liability Company Act.

Based on the foregoing, we are of the opinion that upon issuance and delivery by the Company in exchange for the outstanding common shares of the eFund, in accordance with the terms of the Merger Agreement, the Shares will be validly issued and holders of the Shares will have no obligation to make any further payments for the purchase of the Shares or contributions to the Company solely by reason of their ownership of the Shares.

Fundrise Equity REIT, LLC

December 11, 2024

We hereby consent to the inclusion of this opinion as Exhibit 12.1 to the Offering Statement and to the references to our firm under the caption “Legal Matters” in the Offering Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP